UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2005

Novavax, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26770	22-2816046
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

508 Lapp Road, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	484-913-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 9, 2005, the Company entered into employment agreements with Dr. Rahul Singhvi, its President and Chief Executive Officer, and Raymond J. Hage, Jr., Senior Vice President and Chief Operating Officer.

Dr. Rahul Singhvi

Dr. Singhvi’s agreement shall expire September 1, 2009, unless earlier terminated or renewed by agreement of the parties. Dr. Singhvi is entitled to a base salary of $300,000 per year commencing November 1, 2005 and subject to annual review by the Board of Directors. Dr. Singhvi is also entitled to a performance and incentive bonus annually in an amount to be determined by the Board with a maximum amount of 60% of the executive’s then-current base salary, payable partly in cash and partly in shares of restricted stock in the Board’s discretion. In addition, Dr. Singhvi is eligible for stock awards based upon his performance and subject to the Board’s approval.

Dr. Singhvi’s employment may be terminated by the company for "cause" or upon notice if he is prevented by illness, accident or mental or physical disability from discharging his duties for one or more periods totaling three consecutive months during any 12 month period, or by Dr. Singhvi for "good reason", and is terminated automatically in the event of Dr. Singhvi’s death. Cause is defined to include the executive’s willful failure or refusal to perform in all material respects the services required of him or to carry out any proper and material direction by the Board, or the commission of an act of fraud, embezzlement or theft, or a felony involving moral turpitude, among others. Good reason is defined to include the company’s material reduction or diminution of the executive’s responsibilities and authority, other than for cause, without the executive’s consent. In the event of Dr. Singhvi’s termination for cause or for good reason, he is entitled to a lump sum equal to 12 months’ of his then-effective base salary.

Dr. Singhvi’s employment agreement also includes an acknowledgment by the executive that all business is to be the property of the company, and any intellectual property made, conceived, created or otherwise by the executive during the term shall be the sole and exclusive property of Novavax. Dr. Singhvi shall also be subject to standard confidentiality provisions. Finally, Dr. Singhvi agreed not to compete with the company, directly or indirectly, while an employee of the company and for a period of 12 months thereafter, or solicit or interfere with the company’s relationships with its employees, customers, and other business partners.

Mr. Raymond J. Hage, Jr.

Mr. Hage’s agreement shall expire September 1, 2008, unless earlier terminated or renewed by agreement of the parties. Mr. Hage is entitled to a base salary of $220,000, subject to annual review by the CEO and Board of Directors. Mr. Hage is also entitled to a performance and incentive bonus annually in respect of his employment in an amount to be determined by the President and CEO and the Board, with a maximum bonus amount of 40% of the executive’s then-current base salary. The bonus is payable partly in cash and partly in shares of restricted stock in the Board’s discretion. Mr. Hage also is eligible for additional stock awards based upon his performance and subject to the approval of the President and CEO and the Board.

Mr. Hage’s employment may be terminated by the company for "cause" or upon notice if he is prevented by illness, accident or mental or physical disability from discharging his duties for one or more periods totaling three consecutive months during any 12 month period, or by Mr. Hage for "good reason", and is terminated automatically in the event of Mr. Hage’s death. Cause and good reason are defined as set forth above under the description of Dr. Singhvi’s agreement. In the event of Mr. Hage’s termination for cause or for good reason, he is entitled to a lump sum equal to six months’ of his then-effective base salary.

Similar to Dr. Singhvi, Mr. Hage’s employment agreement includes an acknowledgment by the executive that all business is to be the property of the company, and any intellectual property made, conceived, created or otherwise by the executive during the term shall be the sole and exclusive property of Novavax. Mr. Hage shall also be subject to standard confidentiality provisions. Finally, Mr. Hage agreed not to compete with the company, directly or indirectly, while an employee of the company and for a period of six months thereafter, or solicit or interfere with the company’s relationships with its employees, customers, and other business partners.

A copy of the employment agreements discussed above are included herewith.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement, dated as of November 9, 2005, by and between Novavax, Inc. and Rahul Singhvi

10.2 Employment Agreement, dated as of November 9, 2005, by and between Novavax, Inc. and Raymond J. Hage, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

November 15, 2005	By:	Dennis W. Genge

Name: Dennis W. Genge
Title: Attorney-in-Fact

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Exhibit Index

Exhibit No.	Description

10.1	10.1 Employment Agreement, dated as of November 9, 2005, by and between Novavax, Inc. and Rahul Singhvi
10.2	10.2 Employment Agreement, dated as of November 9, 2005, by and between Novavax, Inc. and Raymond J. Hage, Jr.